Exhibit 4.1

Share Certificate

Certificate Number	Number of Shares

BloomZ Inc.

Incorporated in the Cayman Islands under the Companies Act (as Revised)

Authorized Share Capital is US$50,000 divided into

2,500,000,000,000 Ordinary Shares of a par value of US$0.00000002 each;

This certifies that [Name] of [Address] is the registered holder of [Number] Ordinary Shares fully paid and non-assessable, subject to the Memorandum and Articles of Association of the Company.

GIVEN under the Common Seal of the said Company this [date].

The Common Seal of the Company was hereunto affixed.

Director